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                                                                      Exhibit 25

Dear Shareholder:

Thank you for sending in your proxy card solicited by Global Industrial Technologies, Inc. for the Annual Meeting of shareholders to be held on May 28, 1999.

To avoid any possible dispute as to the validity of your proxy, we are requesting that you sign, date and mail the enclosed new proxy with the correction indicated below. The new proxy will automatically revoke any previous proxy when it is returned to us in the postage-paid envelope provided for your convenience.

[_] Your previous proxy was unsigned. Please date, sign and return the new proxy card in the enclosed envelope. (If signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give your full title as such.)

[_] Your previous proxy was not dated. Please date, sign and return the new proxy card in the enclosed envelope.

[_] Your previous proxy, as signed, did not conform to the name shown on the proxy. Please sign and date the new proxy card exactly as the registration appears on the proxy card, including your title if signing other than in an individual capacity.

[_] Your previous proxy omitted your title or authority. Please date, sign and return the new proxy card in the enclosed envelope. (If signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give your full title as such.)

[_] Your previous proxy was not signed by all joint owners. Please date, have all joint owners sign, then return the new proxy card in the enclosed envelope. (If shares are registered in the name of more than one person, each such person should sign the consent. If a joint tenant is deceased, please indicate that you are the surviving joint owner.)

[_] Other .....................................................................
    ...........................................................................

We do not have much time before the Annual Meeting and would like to ensure that your shares are voted. To ensure your vote counts, please sign, date and return the enclosed proxy immediately so that your shares may be represented at the meeting. Your continued support is greatly appreciated.

If you have any questions or problems, please feel free to call our proxy solicitor, Morrow & Co., Inc., toll free at 1-800-662-5200.


Thank You,


Global Industrial Technologies, Inc.